                   STOCK PURCHASE AND REORGANIZATION AGREEMENT

         STOCK PURCHASE AGREEMENT dated as of June 15, 1999 (the "Agreement"), by and among Specialty Retail Group, Inc. (the "Company"), Seymour Zises ("Zises"), and TBM Consulting Group, Inc. ("TBM") and Colt Services, Inc. ("Colt") (collectively, TBM and Colt shall be referred to as "TBM/Colt").

         WHEREAS, the Company, Zises and TBM/Colt entered a letter agreement dated February 25, 1999 (the "Letter Agreement") in connection with the proposed acquisition by TBM/Colt of the Company's common stock, par value $.001 (the "Common Stock") and the reorganization of the Company;

         WHEREAS, the Company, Zises and TBM/Colt desire to enter into this definitive agreement regarding such acquisition and reorganization; and

         WHEREAS, TBM/Colt desires to acquire the Common Stock and the Company and Zises desire to effect the sale of such Common Stock by the Company on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the foregoing and the respective covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                       PURCHASE AND SALE OF COMMON STOCK;
                              ISSUANCE OF WARRANTS

         1.1 Issuance of Common Stock. Subject to and in reliance upon the representations and warranties in this Agreement, the Company shall issue no less than 1,400,000 and no more than 5,000,000 shares of Common Stock to TBM/Colt at a price of $5.00 per share, or to an escrow account for the benefit of certain additional investors in the Company pursuant to the instructions attached hereto as Schedule 1.1, for a total purchase price of no less than $7,000,000 and no more than $25,000,000 (the "Purchase Price"), payable by bank or certified check. Delivery of the Common Stock (and the warrants described below) and payment of the Purchase Price shall take place upon Closing (as defined below).

         1.2 TBM/Colt Warrant. Concurrently with the Closing, in consideration for their know-how, assistance in effecting the transaction and the additional benefits they bring to the Company, the Company shall issue to TBM and Colt, or their specified designees as provided on Schedule 1.2 hereto in the amounts set forth opposite their names thereon, warrants to purchase an aggregate of 20% of the Common Stock on a fully diluted basis (658,745 shares of Common Stock) (the "TBM/Colt Warrants") in substantially the form attached hereto as Exhibit A.

         1.3 Zises Warrant. Concurrently with the Closing, as consideration for his representations and warranties herein and his undertakings and guarantees in connection with the transactions contemplated by the Agreement, the Company shall issue to Zises, or his designees, a warrant to purchase 1% of the Common Stock on a fully diluted basis (32,937 shares of Common Stock) (the "Zises Warrant") substantially the form attached hereto as Exhibit B.

                                    ARTICLE 2
                                     CLOSING

         2.1 Closing. The closing of the purchase and sale of the Common Stock, the payment of the Purchase Price and consummation of the transactions contemplated by the Agreement shall be effected on June 15, 1999, at the offices of Levett, Rockwood & Sanders P.C. (or on such other day or at such other place as the parties shall agree). Such closing shall be referred to herein as the "Closing," and the date as of which the Closing occurs shall be referred to herein as the "Closing Date."

                                    ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         3.1 Representations and Warranties of the Company. The Company represents and warrants to and covenants with TBM/Colt as follows:

                  (a) Stock Ownership. Upon issuance, the Common Stock and the shares underlying the TBM/Colt Warrants will be duly authorized and validly issued, fully paid, non-assessable and free of any liens or encumbrances created by the Company. The TBM/Colt Warrants shall be duly authorized and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' and secured parties' rights generally.

                  (b) Company's Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the operation of the business requires qualification, including the State of Connecticut. The Company has, and at the Closing will have, all corporate power and authority necessary to own and sell the Common Stock, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (c) No Subsidiaries. All of the Company's former subsidiaries and affiliates, including without limitation Building Blocks Holdings, Inc. and SRG Management Corp., have been shut down in an orderly fashion and duly dissolved. The Company has no liability of any kind or nature and no matter how arising associated with any such former subsidiary or affiliate.

                  (d) Authorization to Issue and Convey Common Stock. The Company has full power and authority to enter into this Agreement, to issue, sell, convey, assign and transfer the Common Stock and TBM/Colt Warrants to TBM/Colt or its designees and otherwise consummate the transactions contemplated by this Agreement and the TBM/Colt Warrants. This Agreement constitutes the valid and binding obligations of the Company enforceable in accordance with its terms, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein in the manner herein provided will violate any agreement to which the Company is a party or by which the Company is bound, or any law, order, decree or judgment applicable to the Company; and, excepting the need for closing in accordance with this Agreement, no authorization, approval or consent of any third party is required for the lawful execution, delivery and performance of this Agreement by the Company.

                  (e) SEC Filings. All the reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended, from January 1, 1994, through the date of this Agreement have been filed, and such reports are true and correct in all material respects, comply in all material respects with the federal securities laws, are complete and up-to-date as of the date reported, and neither contain any untrue statement of a material fact, nor omit to state any material fact necessary, in the light of the circumstances under which the statements are made, to make the statements therein not misleading.

                  (f) Audited Financial Statements. The Company has completed certified audits for the year ended December 31, 1998 and the three previous years ended on June 30, and has provided TBM/Colt an auditor's letter of Richard
A. Eisner & Company (the "Auditor's Letter") regarding the financial condition of the Company. As described in the Auditor's Letter, immediately prior to the closing, the Company's net worth is negative $180,000 (which excludes aggregate tax accruals of $11,827 as described on Schedule 3.1(g) that will be paid by the Company after Closing without recourse to Zises) and the Company has recorded net operating loss carryforwards ("NOLs") of not less than $3,000,000. By June 30, 1998, the Company had ceased normal operations. The audited financial statements in the Company's Annual Report on Form 10-KSB for the Transition Period ended December 31, 1998 accurately reflect the financial condition of the Company. The financial statements included in such annual report and all other financial statements that the Company has provided to TBM/Colt are true and correct in all material respects, comply in all material respects with GAAP and the financial reporting requirements of the federal securities laws. The Company's fiscal year ends on December 31 of each year.

                  (g) Condition of the Business. Since the December 31, 1998 financial statements (the "Financial Statements"), there has not been (i) any sale, lease, abandonment or other disposition of assets by the Company, other than in the ordinary course of business, or (ii) any sale, assignment, transfer, license or other disposition by the Company of any patent, trademark, trade name, service mark, copyright (or pending application for any patent, trademark, trade name or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or any other intangible asset used by the Company. Since

December 31, 1998, (i) the Company has been managed in the usual and ordinary course and in a reasonable and prudent manner to preserve and protect its assets with no additional liabilities, contingent or otherwise, regardless of materiality, above those reflected on the Financial Statements except as set forth on Schedule 3.1(g), and have not obligated the Company to perform any act other than as set forth in the Letter Agreement or Schedule 3.1(g), (ii) the Company has not entered into any contract, agreement or undertaking with respect to the Company or its business, nor have they incurred any debt or obligations of any sort that is not reflected in the Financial Statements or Schedule 3.1(g).

                  (h) No Employment Agreements or Material Contracts. The Company is not party to any employment agreements or contracts other than the Letter Agreement and the agreements for the provision of professional or other services required to complete the matters contemplated herein or in the Letter Agreement.

                  (i) Ownership and Sufficiency of Purchased Assets. The Company has good, marketable and indefeasible title to all of the assets reflected on the Financial Statements. Except as set forth on Schedule 3.1(i), the Company's assets are owned and held by the Company and are not subject to any liens, claims, charges, taxes, mortgages, pledges, security interests, equities, encumbrances or rights of any kind in third parties. Such assets constitute all of the assets or property used or held for use by the Company.

                  (j) Insurance. The Company maintains no insurance policies. The Company has not received any claims for, nor is it aware of any facts or circumstances which would give rise to any claims for, indemnification by any of its current or former officers, directors or employees.

                  (k) Amended and Restated Bylaws. The Company has duly adopted the amended and restated bylaws of the Company which will be effective at the Closing (the "Bylaws").

                  (l) Board and Shareholder Approval. The Board of Directors of the Company has reviewed and approved the transaction contemplated by this Agreement, and a certified copy of its minutes and resolutions approving the transaction have been provided to TBM/Colt and are attached hereto as Exhibit C. The shareholders of the Company have approved of the transaction in accordance with all applicable laws and with the Company's articles of incorporation and Bylaws. Certified copies of the Company's articles of incorporation and Bylaws are attached hereto as Exhibits D and E, respectively. In connection with the approvals described in this Section 3.1(l), the Company has due authorization to and has properly effected a reverse split of its Common Stock (the "Reverse Split") with a ratio of 412.92 to 1, which will allow existing stockholders to hold 22,000 shares of common stock after the Closing valued at $110,000 based on the per share price set forth in Section 1.1 and is reflected in the representation regarding the securities and capitalization described in Section 3.1(m) below.

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
                  (m) Securities and Capitalization. The Company has duly authorized ten (10) million shares of Common Stock. Prior to the reverse split there were: i) 9,084,238 shares of Common Stock outstanding; (ii) 213,333 shares of the Company's Common Stock issued to escrow in connection with the settlement of the lawsuit captioned Peter Sayet v. Inst. for Laboratory Medicine, Case No. 92-03746(10), Circuit Court of the Eleventh Judicial District in and for Dade County, Florida (the "Sayet Action") pending instructions for distribution to the plaintiff, Peter Sayet, or his designee; (iii) a warrant to purchase 250,000 shares of Common Stock issued to Value Investing Partners, Inc. and its designees; and (iv) an option to purchase 430,000 shares of Common Stock to Stephen Glass. All of the Company's Class A Preferred Stock and other classes or issues of the Company's securities have been retired. The Company has issued options to purchase 33,000 post-split shares of Common Stock to certain creditors as settlement of approximately Two Hundred and Ninety Thousand Dollars ($290,000) of the Company's accounts payable balances. The Company has previously provided true and correct copies of the agreements reflecting the options and warrants described in the previous sentence to TBM/Colt. Other than as set forth in this Section 3.1(m) and the Company's obligations under this Agreement, there are no outstanding options, warrants, subscription or registration rights or other rights or arrangements relating to, or with respect to, any equity interest in the Company. A list of the Company's record shareholders as prepared by the Company's transfer agent as of May 14, 1999 is set forth on Schedule 3.1(m)(i). Schedule 3.1(m)(ii) sets forth the capitalization of the Company following Closing excluding the transactions contemplated by Article 1.

                  (n) Trading. The Company's Common Stock is eligible for trading on the NASD OTC Bulletin Board.

                  (o) Loan Obligations. The Company has no loan obligations, guarantees, credit lines or security agreements currently outstanding.

                  (p) Litigation. Except as disclosed in the Company's filings with the SEC, there are no suits, grievances, complaints, charges, proceedings, claims or investigations pending or threatened against the Company by or in any court or administrative agency including, without limitation, any voluntary or involuntary proceedings under any applicable state or federal bankruptcy laws, or before or by any governmental department, office, commission, board, agency, referee, instrumentality or arbitrator (whether domestic or foreign), which involves a claim or liability, action or injunction against an action, whether or not fully covered by insurance, in connection with the business affairs, properties or assets of the Company. Other than as disclosed in Schedule 3.1(p), there are no unpaid claims for legal or accounting fees or other professional fees or costs.

                  (q) Compliance with Laws. The Company is in compliance in all material respects with all laws, governmental rules and regulations applicable to it, its business, affairs, properties and its assets.

                  (r) Tax. The provision for taxes shown on Financial Statements was sufficient to satisfy all income, gross receipts, franchise, excise, license, employment, occupation, environmental, capital stock, profits, registration, value added, sales and use taxes, or other tax of any kind whatsoever, governmental charges, duties, penalties, interest and fines due or which might lawfully be due, to the United States or any foreign taxing authority or any state, county, city or agency of any of the foregoing ("Taxes") and all assessments received by the Company for all periods ended on or prior to the date of the most recent Financial Statements. As of the date hereof, no Taxes payable by the Company are past due, no tax liabilities have been assessed or proposed which remain unpaid, and neither Zises nor the Company is aware of any basis upon which any assessment for additional Taxes could be made against the Company. In addition, the Company has not signed any extension agreement with the Internal Revenue Service or any other government entity or taxing authority or given a waiver of a statute of limitations with respect to the payment of Taxes. The Company have filed or obtained extensions of time to file all income tax returns and all state, local and foreign income, franchise, sales, use, excise or similar tax returns and all real property tax returns which were required to be filed as of the date of this Agreement. All Tax returns that the Company were required to file were correct and complete in all material respects. Except as described in Schedule 3.1(r) as to the date, scope, nature and resolution thereof, the Federal income tax returns of the Company have not been examined by the Internal Revenue Service or any state governmental body. Except as described in Schedule 3.1(r), there are no suits, actions, claims, investigations, inquiries or proceedings now pending or threatened against any of the Company's current or former officers or directors or the Company, nor are there any matters under discussion with any governmental authority relating to Taxes, nor are there any claims which might reasonably be asserted by any such authority for payment of additional Taxes. There are no liens or security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has, and at the Closing will have, paid all unemployment and disability contributions due and owing, and will have accrued for any amounts not yet due and owing, in respect of services rendered by employees of the Company. All Taxes or other amounts which the Company is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or if not yet due, properly reflected as an obligation on the most recent Financial Statements. The Company has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company is not and has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not and has never been a party to any tax allocation or sharing agreement. The Company (a) has never been a member of an affiliated group filing a consolidated Federal income tax return, or (b) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. All adjustments to the Company's capitalization and liabilities shall not cause or result in any tax effect to the Company following the closing of this transactions contemplated by the Agreement.

                  (s) ERISA. The Company has complied and currently is in compliance, both as to form and operation, with the applicable provisions of the Employee Retirement Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each Employee Benefit Plan as defined in ERISA (and related trust, insurance contract, or fund) or any material fringe benefit plan or program which was maintained by the Company or to which the Company contributed or was required to contribute. The Company maintains no Welfare Plans or Pension Plans. With respect to any Pension Plan or any Welfare Plan, neither the Company nor any fiduciary of any such plan (as described in Section 21(A) of ERISA) engaged in any transaction in violation of Section 404 of ERISA, Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code) which would subject the Company or any such fiduciary to any tax, penalty or liability under Section 4098 of ERISA or Section 4975 of the Code. The Company does not maintain or contribute nor has it ever maintained or contributed to any Welfare Plan for current or future retired or terminated employees, their spouses or dependents (other than in accordance with Code Section 4980B). For purposes of this Section, Employee Benefit Plan means any qualified or non-qualified employee welfare benefit plan (as defined in Section 3(1) of ERISA ("Welfare Plan")) and each employee pension benefit plan (as defined in Section 3(2) of ERISA ("Pension Plan")).

                  (t) Environmental. The Company is not required to have any permits, licenses and other authorizations under all Federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including but not limited to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Occupational Safety and Health Act, and the regulations promulgated thereunder, as amended from time to time ("Environmental Laws"). There is no pending civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws (including without limitation, notices, demand letters or claims under any Environmental Laws) with respect to the Company. Neither Zises nor the Company suspects or believes that any civil or criminal litigation, notice of violation or administrative action relating in any way to the Environmental Laws with respect to the Company is threatened. There have not been and there are not any past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company based on any violation or alleged violation of any Environmental Law.

                  (u) Bankruptcy. The bankruptcy of the Company's subsidiary, Building Blocks, Inc. (the "Debtor"), Case No. 97-B-40684, United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Case"), has been completely settled with no liability to the Company. The Joint Amended Chapter 11 Plan of Liquidation of the Debtor (the "Plan") dated February 26, 1998 has been substantially consummated, and all time to file objections and appeal any order has passed without any such objection or appeal. The Company has been released from any and all liabilities no matter how arising associated with the Debtor whether or not such liabilities were discharged in the Bankruptcy Case, including but not limited to any obligation incurred by the Company on account of loans, credits and/or funds advanced to the Company, directly or indirectly, by current or former officers, shareholders (including any beneficial owners or holders of the Company's common or preferred stock) and or directors of the Company for or relating to the Debtor, which such obligations were not released in the Bankruptcy Case as set forth in Section 7(f) of the Disclosure Statement associated with the Plan. The Company did not guarantee any obligations or performance of the Debtor of any kind and there are no such outstanding guarantees. The Company no longer has any interest in capital stock of the Debtor.

                  (v) No Commission. Other than (i) $30,000 payable by the Company to Peter Winslow at Closing and (ii) $300,000 payable by the Company in the aggregate to TBM/Colt at Closing in for consulting services rendered in connection with the transactions contemplated by this Agreement, no agent, broker, investment banker or other person acting on behalf of Zises or the Company or under his or its authority is or will be entitled to any broker's or finder's fees or other commissions, directly or indirectly in connection with the transactions to be completed on or before the Closing as contemplated under this Agreement.

                  (w) Material Information. All written statements, documents, schedules, financial statements and agreements furnished by the Company and Zises to TBM/Colt, or its agents, advisors, attorneys, accountants and consultants, in connection with this Agreement and the Letter Agreement are true, complete, correct and up-to-date as of the date furnished in all material respects, and neither contain any untrue statement of a material fact, nor omit to state any material fact necessary, in the light of the circumstances under which the statements are made, to make the statements therein not misleading.

         3.2 Representations and Warranties of Zises. Zises represents and warrants to and covenants with TBM/Colt as follows:

                  (a) SEC Filings. To the best of Zises's knowledge, all the reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended, from January 1, 1994, through the date of this Agreement have been filed, and such reports are true and correct in all material respects, comply in all material respects with the federal securities laws, are complete and up-to-date as of the date reported, and neither contain any untrue statement of a material fact, nor omit to state any material fact necessary, in the light of the circumstances under which the statements are made, to make the statements therein not misleading.

                  (b) Condition of the Business. To the best of Zises's knowledge, since the December 31, 1998 financial statements (the "Financial Statements"), there has not been (i) any sale, lease, abandonment or other disposition of assets by the Company, other than in the ordinary course of business, or (ii) any sale, assignment, transfer, license or other disposition by the Company of any patent, trademark, trade name, service mark, copyright (or pending application for any patent, trademark, trade name or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or any other intangible asset used by the Company. Since December 31, 1998, (i) the Company has been managed in the usual and ordinary course and in a reasonable and prudent manner to preserve and protect its assets with no additional liabilities, contingent or otherwise, regardless of materiality, above those reflected on the Financial Statements except as set forth on
Schedule 3.1(g), and have not obligated the Company to perform any act other than as set forth in the Letter Agreement or Schedule 3.1(g), (ii) the Company has not entered into any contract, agreement or undertaking with respect to the Company or its business, nor have they incurred any debt or obligations of any sort that is not reflected in the Financial Statements or Schedule 3.1(g).

                  (c) No Employment Agreements or Material Contracts. To the best of Zises's knowledge, the Company is not party to any employment agreements or contracts other than the Letter Agreement and the agreements for the provision of professional or other services required to complete the matters contemplated herein or in the Letter Agreement.

                  (d) Loan Obligations. To the best of Zises's knowledge, the Company has no loan obligations, guarantees, credit lines or security agreements currently outstanding.

                  (e) ERISA. To the best of Zises's knowledge, the Company has complied and currently is in compliance, both as to form and operation, with the applicable provisions of the Employee Retirement Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each Employee Benefit Plan as defined in ERISA (and related trust, insurance contract, or fund) or any material fringe benefit plan or program which was maintained by the Company or to which the Company contributed or was required to contribute. The Company maintains no Welfare Plans or Pension Plans. With respect to any Pension Plan or any Welfare Plan, neither the Company nor any fiduciary of any such plan (as described in Section 21(A) of ERISA) engaged in any transaction in violation of Section 404 of ERISA, Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code) which would subject the Company or any such fiduciary to any tax, penalty or liability under Section 4098 of ERISA or Section 4975 of the Code. The Company does not maintain or contribute nor has it ever maintained or contributed to any Welfare Plan for current or future retired or terminated employees, their spouses or dependents (other than in accordance with Code
Section 4980B). For purposes of this Section, Employee Benefit Plan means any qualified or non-qualified employee welfare benefit plan (as defined in Section 3(1) of ERISA ("Welfare

Plan")) and each employee pension benefit plan (as defined in Section 3(2) of ERISA ("Pension Plan")).

                  (f) No Commission. To the best of Zises's knowledge, other than (i) $30,000 payable by the Company to Peter Winslow at Closing and (ii) $300,000 payable by the Company in the aggregate to TBM/Colt at Closing for consulting services rendered in connection with the transactions contemplated by this Agreement, no agent, broker, investment banker or other person acting on behalf of Zises or the Company or under his or its authority is or will be entitled to any broker's or finder's fees or other commissions, directly or indirectly in connection with the transactions to be completed on or before the Closing as contemplated under this Agreement.

                  (g) Material Information. To the best of Zises's knowledge, all written statements, documents, schedules, financial statements and agreements furnished by the Company and Zises to TBM/Colt, or its agents, advisors, attorneys, accountants and consultants, in connection with this Agreement and the Letter Agreement are true, complete, correct and up-to-date as of the date furnished in all material respects, and neither contain any untrue statement of a material fact, nor omit to state any material fact necessary, in the light of the circumstances under which the statements are made, to make the statements therein not misleading


                                    ARTICLE 4
                       COVENANTS OF ZISES AND THE COMPANY

         4.1 Covenants of the Company. Zises and the Company, as applicable, agree to fulfill the following covenants at Closing:

         (a) The Company shall deliver certificates to TBM/Colt pursuant to the instructions set forth in Schedule 1.1 which such certificates represent shares of Common Stock duly authorized and unissued.

         (b) The Company shall execute and deliver the TBM/Colt Warrants as set forth in Exhibit A and the Zises Warrant as set forth in Exhibit B.

         (c) The Company's Board of Directors shall appoint Mr. Anand Sharma (Chairman), Mr. William Schwartz, Mr. Daniel Levinson, Ms. Amy Ludwig Weisman, Mr. Michael R. Stone, Mr. Rainer Bosselman and Mr. George Koenigsaecker as directors of the Company, and Zises and all other officers and directors shall resign as officers and directors, and from any other positions that he or they have with the Company. Such steps shall be promptly undertaken in compliance with the Company's certificate of incorporation and bylaws, and all announcements and filings in connection therewith shall be jointly prepared with TBM/Colt.

         (d) Effective as of the time of Closing, Zises releases each of the Company and TBM/Colt, and any of their officers, directors, employees, agents or assigns, from all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, executions, claims and demands whatsoever in law or equity which Zises, now has, or hereafter shall or may have arising out of or relating to his employment with or the business, operations, or activities of the Company (collectively, "Claims"), up to and including the date of the Closing, other than the obligations arising under this Agreement. Neither Zises or his affiliates shall file, nor shall Zises nor his affiliates cause or permit to be filed on his or their behalf, any Claims against the other parties hereto or any of the Company's officers, directors or employees except as may arise under this Agreement.

         (e) At Closing, the Company shall make the payments described in Sections 3.1(v) and 8.1, and for the accounts payable described in Schedule 3.1(g).

         (f) Any other acts, filings or activities necessary or reasonably appropriate to preserve and protect the assets and standing of the Company or to carry out and effectuate the terms and conditions of the Agreement shall be undertaken in a cooperative manner among the parties hereto.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF TBM/COLT

         5.1 Organization. TBM and Colt are companies duly organized, validly existing companies and in good standing under the laws of the State of North Carolina and Connecticut, respectively. Each of TBM and Colt has, and will have at Closing, all company power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and, to consummate the transactions contemplated hereby.

         5.2 Authority; Binding Nature of Agreement. The execution and delivery of this Agreement and the other documents to be delivered by each of TBM and Colt at Closing, and the consummation of the transactions contemplated hereby have been, or on or prior to the Closing Date will be, duly authorized by all requisite company action of TBM and Colt. This Agreement constitutes the valid and binding obligation of each of TBM and Colt, enforceable against TBM and Colt in accordance with its terms.

         5.3 No Conflicts. TBM/Colt's execution and delivery of this Agreement and the other documents to be delivered by TBM/Colt at Closing, and the consummation of the transactions contemplated by this Agreement do not and will not (i) result in the breach of any of the terms or conditions of, or constitute a default under, any lease, contract, agreement, license or other obligation to which TBM/Colt is a party or by which TBM/Colt is bound, (ii) violate any law, rule, or regulation of any governmental body or administrative agency, or any order, writ, injunction, or decree of any court, administrative agency, or governmental body, or (iii) require the consent of any third party, which consent has not been obtained or will not be obtained prior to Closing.

         5.4 No Commission. Other than (i) $30,000 payable by the Company to Peter Winslow at Closing and (ii) $300,000 payable by the Company in the aggregate to TBM and Colt at Closing for consulting services rendered in connection with the transactions contemplated by this Agreement, no agent, broker, investment banker or other person acting on behalf of TBM/Colt or under its authority is or will be entitled to any broker's or finder's fees or other commissions, directly or indirectly in connection with the transactions to be completed on or before the Closing as contemplated under this Agreement.

                                    ARTICLE 6
                         CONDITIONS PRECEDENT TO CLOSING

         6.1 TBM/Colt's Conditions Precedent to Closing. Anything to the contrary herein notwithstanding, it is understood and agreed that TBM/Colt may, at TBM/Colt's option, terminate TBM/Colt's obligations under this Agreement and withdraw from the transactions contemplated by this Agreement, without any liability whatsoever to the Company and Zises, or any other person, upon the occurrence of any of the following events:

                  (a) At any time at or before the Closing, any of the representations and warranties of the Company or Zises contained herein do not continue at all times to be true and complete in all material respects as though such representations and warranties were made as of each such date;

                  (b) At any time at or before the Closing, the Company or Zises should fail to perform any of the acts or execute and/or deliver any of the documents required of it hereunder;

                  (c) At any time at or before the Closing, there is a material adverse change in the condition of the Company, its status as a public company, its assets, financial condition or business;

                  (d) At the Closing, the Company's tangible net worth is less than negative $180,000 (which excludes aggregate tax accruals of $11,827 as described on Schedule 3.1(g) that will be paid by the Company after Closing without recourse to Zises).

                  (e) The Company is for any reason unable to convey to TBM/Colt full or unencumbered title to and possession of any or all of the Common Stock;

                  (f) The Company has not have received an opinion from CoView Capital in form and substance satisfactory to TBM/Colt that the transactions contemplated by this Agreement are fair to the stockholders of the Company from a financial point of view;

                  (g) The Company and TBM/Colt have not received an opinion from Goodkind, Labaton, Rudoff & Sucharow LLP substantially in the form attached hereto as Exhibit F:

                  (h) If at any time at or before the Closing, the Company has not obtained consent of its Board of Directors or shareholders necessary to consummate the transactions contemplated by this Agreement, including, but not limited to approval of the Reverse Split, authorization of ten (10) million shares of Common Stock, adoption of the Bylaws in form and substance satisfactory to TBM/Colt and conversion of all classes/issues of securities of the Company converted to Common Stock; or

                  (i) The Company fails to deliver the books and record of the Company to TBM/Colt at the Closing.


         6.2 The Company's and Zises's Conditions Precedent to Closing. Anything to the contrary herein notwithstanding, it is understood and agreed that the Company and Zises may, at it or his option, terminate its or his obligations under this Agreement and withdraw from the transactions contemplated by this Agreement, without any liability whatsoever to TBM/Colt, or any other person, upon the occurrence of any of the following events:

                  (a) At any time at or before the Closing, any of the representations and warranties of TBM/Colt contained herein do not continue at all times to be true and complete in all material respects as though such representations and warranties were made as of each such date; or

                  (b) At any time at or before the Closing, TBM/Colt should fail to perform any of the acts or execute and/or deliver any of the documents required of it hereunder.

         6.3      Termination Expenses.

                  (a) If TBM/Colt terminates this Agreement pursuant to Section 6.1, the Company and Zises will jointly and severally reimburse TBM/Colt for all transaction related expenses (i.e., out of pocket costs directly related to this transaction), including without limitation legal and professional fees.

                  (b) If the Company terminates this Agreement pursuant to
Section 6.2, TBM/Colt will reimburse the Company for all transaction related expenses (i.e., out of pocket costs directly related to this transaction), including without limitation legal and professional fees.

         6.4 Timing of Payment of Certain Assumed Liabilities. At Closing, the Company shall pay the $100,000 of accounts payable listed on Schedule 3.1(g) and shall be responsible for the payment of $11,827 in accrued tax obligations as described on Schedule 3.1(g). Except as set forth in Article 7, Zises shall be exclusively liable for and shall pay all other obligations and accounts payable of the Company incurred prior to the Closing, including the costs and expenses associated with filing of a the Registration Statement on Form SB-2 related to stock options issued to certain creditors.

                                    ARTICLE 7
                                INDEMNIFICATION

         7.1      Indemnification by Zises and the Company.

                  (a) The Company hereby covenants and agrees to indemnify, defend and hold harmless TBM/Colt, their successors and assigns (collectively, "Indemnitees"), from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to, any and all consultants', experts' or attorneys' fees, costs, and other expenses, arising out of or resulting from (i) any breach by the Company of its representations or warranties hereunder or any breach by Zises of his representations and warranties as set forth in Section 3.2, or (ii) the nonperformance or breach of any of Zises's or the Company's agreements, covenants or obligations under this Agreement or the other agreements contemplated herein. For the purposes of this Subsection 7(a), the Escrow Agreement between the Company and Boston Private Bank & Trust Company (the "Escrow Agreement"), and the Placement Agreement between the Company and Winslow, Evans & Crocker (the "Placement Agreement") shall not be considered agreements, covenants or obligations of the Company for the purposes of this
Article 7; provided, however, this sentence shall not apply to the representations and warranties of the Company (except for Section 1.2) as set forth in the Placement Agreement.

                  (b) Zises hereby covenants and agrees to indemnify, defend and hold harmless the Indemnitees from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to, any and all consultants', experts' or attorneys' fees, costs, and other expenses, arising out of or resulting from (i) any breach by Zises of his representations and warranties as set forth in Section 3.2, or (ii) the nonperformance or breach of any of Zises's agreements, covenants or obligations under this Agreement or the other agreements contemplated herein.

                  (c) Each Indemnitee shall promptly give notice to Zises and the Company (a "Claims Notice") of any demand, claim or circumstances which gives rise, or with the lapse of time would or might give rise to a claim or the commencement or threatened commencement of any action proceeding or investigation that may result in any losses (an "Asserted Liability"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the losses that have been suffered by an Indemnitee.

                  (d) If the facts giving rise to a claim for indemnification shall involve any actual or threatened claim or demand by any third party against an Indemnitee or by an Indemnitee against any third party, the Indemnitee shall defend or prosecute such claim through counsel of its choosing and the reasonable expense therefor shall be borne, jointly and severally, by the responsible Indemnitor(s). In the absence of a conflict of interest, Zises and the Company shall have the right to participate in the defense and any settlement discussions regarding settlement of such claim. If a bona fide settlement offer is proposed by the plaintiff in any such claim and approved by Zises, and the Indemnitee rejects such settlement, Zises shall have no further responsibility for defense costs incurred thereafter or for any portion of the amount in excess of the proposed settlement which the Indemnitee thereafter pays.

         7.2 Sayet Claim. Zises hereby covenants and agrees to indemnify, defend and hold harmless the Company and TBM/Colt, their successors and assigns (collectively, the "Sayet Indemnitees"), from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to, any and all consultants', experts' or attorneys' fees, costs, and other expenses (collectively, the "Sayet Liabilities"), arising out of or resulting from the Sayet Claim to the extent the Sayet Liabilities exceed $80,000. Zises shall have the right if a claim related to the Sayet Claim arises and such claim including all associated costs and expenses could exceed $80,000 to participate in the defense and any negotiation relating to any such claim and to approve any settlement thereof. If a bona fide settlement offer is proposed by the plaintiff in any such claim and approved by Zises, and the Company rejects such settlement, Zises shall have no responsibility for defense costs incurred thereafter or for any portion of the amount in excess of the proposed settlement which the Company thereafter pays.

         7.3      Indemnification by TBM/Colt.

                  (a) TBM/Colt hereby covenants and agrees to indemnify, defend and hold harmless the Company, its current officers, directors, employees, stockholders, advisors and Zises, his heirs and assigns (collectively, the "Zises Indemnitees"), from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to, any and all consultants', experts' or attorneys' fees, costs, and other expenses, arising out of or resulting from (i) any breach by TBM/Colt of any representations or warranties hereunder, (ii) the nonperformance or breach of any of TBM/Colt's agreements, covenants or obligations under this Agreement, (iii) any Claim relating to or arising out of any statement in a private offering memorandum or Blue Sky filing prepared by TBM/Colt relating to the Company (excluding statements relating to the Company based on information provided by Zises or his agents, attorneys, accountants or advisors) or any action taken in connection with the same (e.g. violation of Regulation D under the Securities Act of 1933 or any Blue Sky laws, etc.) or
(iv) obligations or liabilities under the Escrow Agreement, the Placement Agreement or obligations incurred at the request of TBM/Colt (excluding representations and warranties of the Company in the Placement Agreement, other than Section 1.2 of the Placement Agreement).

                  (b) Each Zises Indemnitee shall promptly give notice to TBM/Colt (a "Zises Notice") of any demand, claim or circumstances which gives rise, or with the lapse of time would or might give rise to a claim or the commencement or threatened commencement of any action proceeding or investigation that may result in any losses (a " Zises Asserted Liability").

The Zises Notice shall describe the Zises Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the losses that have been suffered by an Indemnitee.

                  (c) If the facts giving rise to a claim for indemnification shall involve any actual or threatened claim or demand by any third party against a Zises Indemnitee or by a Zises Indemnitee against any third party, the Zises Indemnitee shall defend or prosecute such claim through counsel of its choosing and the reasonable expense therefor shall be borne by TBM/Colt. In the absence of a conflict of interest, TBM/Colt shall have the right to participate in the defense and any settlement discussions regarding settlement of such claim. If a bona fide settlement offer is proposed by the plaintiff in any such claim and approved by TBM/Colt, and the Zises Indemnitee rejects such settlement, TBM/Colt shall have no responsibility for defense costs incurred thereafter or for any portion of the amount in excess of the proposed settlement which the Zises Indemnitee thereafter pays.

         7.4      D&O Insurance Coverage/Amendments to By-laws.

                  (a) The Company shall purchase directors' and officers' insurance coverage with a coverage date commencing as of January 31, 1997. Zises will be named an insured party under this insurance coverage and, to the extent such coverage is applicable, the coverage will be extended to Zises in connection with his actions as a director of the Company.

                  (b) The Company shall not amend its by-laws in any manner that would limit or impair Zises's entitlement to indemnification pursuant to such by-laws.


                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Expenses. At Closing, the Company shall reimburse all reasonable expenses of this transaction incurred by TBM/Colt, including reasonable legal, filing, offering, consulting, due diligence, investment banking, accounting and consulting fees.

         8.2 Legal Fees. In connection with any action, arbitration or legal proceeding brought in connection with this Agreement, the prevailing party shall be entitled to full recovery of its legal fees and expenses from the non-prevailing party.

         8.3 Survival. This Agreement and the covenants, representations and warranties, indemnities, rights and obligations of the parties hereunder shall survive the Closing. The consummation or Closing of this transaction in the face of any known breach of any obligation, warranty or representation contained herein shall not be, or be deemed or construed to be, a waiver of such breach, departure, or variation, unless specifically identified and waived in writing.

         8.4 Notices. All notices, requests and other communications which any party may give pursuant to this Agreement shall be in writing and shall be hand-delivered, with an acknowledgment of receipt, or sent by confirmed telecopy, by national overnight courier or by certified or registered mail, return receipt requested, postage prepaid, addressed as specified herein. Any such notice, request or other communication shall be effective upon the earlier of (i) receipt or (ii) two (2) business days after sending. All notices shall be addressed as follows:

If to the Company:         TBM Holdings, Inc.
                           136 Main Street
                           Westport, CT 06880

If to Seymour Zises:       Seymour Zises
                           c/o Family Management Services, Inc.
                           477 Madison Avenue
                           New York, NY  10022

with a copy to:            Goodkind, Labaton, Rudoff & Sucharow, LLP
                           100 Park Avenue
                           New York, NY 10017
                           Attention: Ed Coller, Esq.

If to TBM/Colt:            TBM Capital II, LLC
                           Colt Services, Inc.
                            136 Main Street
                           Westport, CT 06880

with a copy to:            Levett, Rockwood & Sanders PC
                           33 Riverside Ave.
                           Westport, CT 06880
                           Attention:  Cheryl L. Johnson, Esq.

provided, however, that if any party shall have designated (in the manner provided above) a different address by notice to the other parties, then to the last address so designated.

         8.5 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, successors and assigns of the parties hereto.

         8.6 Complete Agreement. This Agreement, together with the Exhibits and Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the Letter Agreement and the matters set forth herein and supersedes any and all other prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.

         8.7 Interpretation and Construction. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement; but every other provision of this Agreement shall remain in full force and effect, provided that the severing of such provision or portion thereof will not materially change the substance of the transactions contemplated hereunder. The language of all parts of this Agreement is the language of both parties hereto and shall in all cases be construed according to its fair meaning and not for or against either party.

         8.8 Third Parties; Amendment and Termination. Except as specifically set forth or referenced to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. This Agreement may not be amended or terminated orally but only as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

         8.9 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

         8.10 Governing Law. This Agreement shall be enforced, governed and construed in accordance with the laws of the State of Connecticut without reference to conflict of law principles, except the law of any other relevant state shall be applied if doing so is necessary to validate any provisions of this Agreement.

           [This remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.


TBM CONSULTING GROUP, INC.                   COLT SERVICES, INC.


/S/  William A. Schwartz                     /S/  Daniel A. Levinson
------------------------------               ------------------------------
William A. Schwartz,                         Daniel A. Levinson, President
Managing Member



SPECIALTY RETAIL GROUP, INC.                 SEYMOUR ZISES


/S/  Seymour Zises                           /S/  Seymour Zises
------------------------------               ------------------------------
Seymour Zises, President